ARTICLES OF AMENDMENT TO
                    ARTICLES OF INCORPORATION
                                OF
                 RETIREMENT CARE ASSOCIATES, INC.
              (SERIES F CONVERTIBLE PREFERRED STOCK)


     Pursuant to the requirements of Section 7-106-102 of the Colorado Business Corporation Act, the undersigned Corporation submits the following Articles of Amendment to Articles of Incorporation.

     FIRST:   The name of the Corporation is Retirement Care Associates, Inc.

     SECOND:   The Articles of Incorporation of the Corporation are hereby amended as follows:

     "There is hereby established a series of Preferred Stock of the Corporation designated "Series F Convertible Preferred Stock." The number of shares of this series of Convertible Preferred Stock shall be 1,000,000 shares. The powers, designations, preferences and relative, participating, optional or other special rights of the shares of this series of Convertible Preferred Stock and the qualifications, limitations and restrictions of such preferences and rights shall be as follows:

Section 1.     CONVERSION RIGHTS.

          a.   RIGHT TO CONVERT.  Each share of Series F Convertible
Preferred Stock may be converted at the option of the holder thereof at the times set forth herein, and without the payment of any additional consideration thereof, into the number of fully paid, nonassessable shares of common stock $.0001 par value, of the Corporation (the "Common Stock") determined by dividing $10.00 (as adjusted for stock splits, stock dividends, combinations and similar recapitalizations affecting the Series F Convertible Preferred Stock, the "Original Issue Price") by the Conversion Price, determined as follows: the Conversion Price shall be the lesser of (a) 110% of the average closing bid price of the Corporation's Common Stock as reported by the New York Stock Exchange for the five (5) consecutive trading days immediately prior to the date (the "Original Issuance Date") on which shares of Series F Convertible Preferred Stock were first issued (the "Fixed Conversion Price") or (b) 85% of the average closing bid price, as so reported, for the five (5) consecutive trading days immediately prior to the Date of Conversion, as defined below in Section 1(c) (the "Formula Conversion Price").

          b. CONVERSION PERIODS. Each holder of Series F Convertible Preferred Stock shall have the option to convert up to one-third (1/3) of the shares originally issued to such holder at any time from and after the sixtieth (60th) day following the Original Issuance Date, up to an additional one-third (1/3) of the shares originally issued to such holder at any time from and after the ninetieth (90th) day following the Original Issuance Date, and all remaining shares of Series F Convertible Preferred Stock held by such holder at any time from and after the one hundred twentieth (120th) day following the Original Issuance Date.

          c. AUTOMATIC CONVERSION. Each share of Series F Convertible Preferred Stock not previously converted at the election of the holder thereof shall automatically be converted into shares of Common Stock at the then effective Conversion Price on the date which is two (2) years after the Original Issuance Date.

          d. ADDITIONAL SHARES OR CASH. Upon the conversion of shares of Series F Convertible Preferred Stock under the terms of Section 1a. through c. above, the holder of the shares of Series F Convertible Preferred Stock converted shall also receive additional shares of Common Stock as determined by the following calculation for each share of Series F Convertible Preferred Stock that is so converted:

                (.08)(N/365)(Original Issue Price)
                      ----------------------------------
                         Conversion Price
where,

     N    =    The number of days that elapse from the Original Issuance
               Date to the Date of Conversion.

PROVIDED, HOWEVER, that in lieu of issuing all or a portion of the additional shares of Common Stock to which a holder of Series F Convertible Preferred Stock is entitled, the Corporation may, in the sole discretion of the Board of Directors, pay to such holder an amount in cash equal to the Conversion Price of such additional shares.

          e.   MECHANICS OF CONVERSION.

               (i) No fractional shares of Common Stock shall be issued upon conversion of Series F Convertible Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall round up to the nearest whole share. In the case of a dispute as to the calculation of the Conversion Price, the Corporation's calculations shall be deemed conclusive absent manifest error. In order to convert Series F Convertible Preferred Stock into full shares of Common Stock, the holder shall surrender the certificate or certificates therefor, duly endorsed, either by overnight courier or 2-day courier, to the Corporation or its designated representative, and shall give written notice to the Corporation, with a copy to such representative that the holder elects to convert the same, the number of shares of Series F Convertible Preferred Stock so converted and a calculation of the Conversion Price (with an advance copy of the certificate(s) and the notice by facsimile to the Corporation, with a copy to such representative); provided, however, that the Corporation shall not be obligated to issue certificates evidencing shares of Common Stock issuable upon such conversion unless certificates evidencing such shares of Series F Convertible Preferred Stock are delivered to the Corporation or its designated representative as provided above, or the holder notifies the Corporation that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.

               (ii) The Corporation shall use its best efforts to issue and deliver within three (3) business days after delivery to the Corporation or its designated representative of such Series F Convertible Preferred Stock certificates, or after such agreement and indemnification, to such holder of Series F Convertible Preferred Stock at the address of the holder on the stock books of the Corporation, a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled as aforesaid, free of any restrictive legend. The Corporation shall not be deemed to have used its best efforts if its failure so to deliver such certificates is caused by (x) a lack of sufficient authorized but unissued shares of Common Stock available to effect conversion or (y) non-compliance with the New York Stock Exchange's requirements as to the listing of additional shares or shareholder approval of additional issuances of stock. The date on which conversion occurs (the "Date of Conversion") shall be deemed to be the date on which such notice of conversion is telecopied to the Corporation or its designated representative, provided the original certificates representing the shares of Series F Convertible Preferred Stock to be converted are received by the Corporation or its designated representative within three (3) business days thereafter, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Date of Conversion. If the original certificates representing the shares of Series F Convertible Preferred Stock to be converted are not so received by the Corporation or its designated representative within such three (3) business day period, the notice of conversion shall become null and void.

          (iii) Notwithstanding the foregoing, the Corporation shall not issue more than an aggregate of 2,588,000 shares of the Corporation's Common Stock upon conversion of the Series F Convertible Preferred Stock. At the time of the original issuance of the Series F Convertible Preferred Stock, each holder of the Series F Convertible Preferred Stock shall be allocated a maximum number of shares of Common Stock which such holder may receive upon conversion of Series F Convertible Preferred Stock. Such maximum number of shares of Common Stock will be equal to the number of shares of Series F Convertible Preferred Stock issued to such holder multiplied by 2.588. In the event that a holder (and any assigns) becomes entitled to receive more than the maximum number of shares of Common Stock upon the conversion of the shares of Series F Convertible Preferred Stock of the holder (and any assigns), the Corporation shall immediately notify such holder (and any assigns) and shall redeem out of funds legally available therefor the number of shares of Series F Convertible Preferred Stock that, if converted, would result in the issuance of more than the maximum number of shares of Common Stock allocated to such holder by this Section 2e.(iii). Such redemption shall be effected in the manner and at the price set forth in Section 9.

Section 2.     CORPORATE EVENTS.

          a. NOTICES OF RECORD DATE. In the event of (i) any declaration by the Corporation of a record date of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution or (ii) any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation and any other entity or person, or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Series F Convertible Preferred Stock at least twenty (20) days prior to the record date specified herein, a notice specifying (A) the date on which any such record date is to be declared for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and (C) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) become eligible to receive securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger, dissolution or winding up.

          b. CORPORATE CHANGES. The Fixed Conversion Price shall be appropriately adjusted to reflect, as deemed equitable and appropriate by the Corporation, any stock dividend, stock split or share combination of the Common Stock. If the Corporation shall, during the five consecutive trading-day period applicable in determining the Formula Conversion Price for any shares of Series F Convertible Preferred Stock, effect any stock dividend, stock split or share combination, then for purposes of calculating the Formula Conversion Price applicable to such conversion, the closing bid price for the Corporation's Common Stock for any trading day prior to such action which falls in such five-trading-day period shall be adjusted to a price per share giving effect to such action. In the event of a merger, reorganization, recapitalization or similar event of or with respect to the Corporation (a "Corporate Change") (other than a Corporate Change in which all or substantially all of the consideration received by the holders of the Corporation's equity securities upon such Corporate Change consists of cash or assets other than securities issued by the acquiring entity or any affiliate thereof), the Series F Convertible Preferred Stock shall be assumed by the acquiring entity and thereafter the Series F Convertible Preferred Stock shall be convertible into such class and type of securities as the holder would have received had the holder converted the Series F Convertible Preferred Stock immediately prior to such Corporate Change, as appropriately adjusted to equitably reflect the Conversion Price and any stock dividend, stock split or share combination of the Common Stock after such corporate event, and in any such case appropriate provisions shall be made with respect to the rights and interests of the holders of the Series F Convertible Preferred Stock to the end that the provisions hereof (including, without limitation, provisions for the adjustment of the Conversion Price and of the number of shares issuable upon conversion of the Series F Convertible Preferred Stock) shall thereafter be applicable, as nearly as may be practicable in relation to any securities thereafter deliverable upon the exercise hereof.

Section 3. SPIN OFFS, LIQUIDATING DISTRIBUTIONS. In the event that the Corporation shall make any distribution of its assets upon or with respect to its Common Stock, as a liquidating or partial liquidating dividend, or other than as a dividend payable out of earnings or any surplus legally available for dividends under the laws of the state of incorporation of the Corporation, each holder of any Series F Convertible Preferred Stock then outstanding shall receive the amount of such assets which would be distributed to such holder if he had exercised his right to convert immediately prior to the record date for such distribution or, in the absence of a record date, immediately prior to the date of such distribution.

Section 4. RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Series F Convertible Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of Series F Convertible Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to affect the conversion of all then outstanding shares of the Series F Convertible Preferred Stock, the Corporation will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

Section 5.     LIQUIDATION PREFERENCE.

          a. In the event of any liquidation, dissolution or winding up of the Corporation (other than a partial liquidation described in Section 2(b)), either voluntary or involuntary, the holders of shares of Series F Convertible Preferred Stock shall be entitled to receive, immediately after distributions of senior securities required by the Corporation's Articles of Incorporation, and prior and in preference to any distribution to junior securities but in parity with any distribution to parity securities, an amount per share equal to the sum of (i) Original Issue Price and (ii) an amount equal to 4% of the Original Issue Price per annum for the period from the Original Issue Date to the date of such liquidation, dissolution or winding up. If upon the occurrence of such event the assets and funds thus distributed among the holders of the Series F Convertible Preferred Stock and parity securities shall be insufficient to permit the payment to such holders of the full preferential amounts due to the holders of the Series F Convertible Preferred Stock and the parity securities, respectively, then the entire assets and funds of the Corporation legally available for distribution shall be distributed among the holders of the Series F Convertible Preferred Stock and the parity securities, pro rata, based on the respective liquidation amounts to which such series of stock is entitled by the Corporation's Articles of Incorporation.

          b. Upon the completion of the distribution required by subsection 4(a), if assets remain in this Corporation, they shall be distributed to holders of parity securities (unless holders of parity securities have received distributions pursuant to subsection 4(a) above) and junior securities in accordance with the Corporation's Articles of Incorporation.

          c. A consolidation or merger of the Corporation with or into any other corporation or corporations, or a sale, conveyance or distribution of all or substantially all of the assets of the Corporation or the effectuation by the Corporation of a transaction or series of related transactions in which more than 50% of the voting power of the Corporation is disposed of, shall not be deemed to be a liquidation, dissolution or winding up within the meaning of this Section 4, but shall instead be treated pursuant to Section 2 hereof.

Section 6. VOTING RIGHTS. The holders of Series F Convertible Preferred Stock will not have any voting rights except as set forth below or as otherwise from time to time required by law. The affirmative vote or consent of the holders of at least a majority of the outstanding shares of Series F Convertible Preferred Stock, voting separately as a class, will be required for an amendment, alteration or repeal of the Corporation's Articles of Incorporation if, and only if, the amendment, alteration or repeal adversely affects the powers, preferences or special rights of the Series F Convertible Preferred Stock. To the extent that under Colorado law the vote of the holders of the Series F Convertible Preferred Stock, voting separately as a class, is required to authorize a given action of the Corporation, the affirmative vote or consent of the holders of at least a majority of the outstanding shares of the Series F Convertible Preferred Stock shall constitute the approval of such action by the class. To the extent that under Colorado law the holders of the Series F Convertible Preferred Stock are entitled to vote on a matter with holders of Common Stock, voting together as one class, each share of Series F Convertible Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which it is then convertible using the record date for the taking of such vote of stockholders as the date as of which the Conversion Price is calculated. Holders of the Series F Convertible Preferred Stock shall be entitled to notice of all shareholders meetings or written consents with respect to which they would be entitled to vote, which notice would be provided pursuant to the Corporation's by-laws and applicable statutes.

Section 7.     PROTECTIVE PROVISIONS.  So long as shares of Series F
Convertible
Preferred Stock are outstanding, the Corporation shall not take any action that would impair the rights of the holders of the Series F Convertible Preferred Stock set forth herein and shall not without first obtaining the approval (by vote or written consent, as provided by law) of all of the holders of the then outstanding shares of Series F Convertible Preferred Stock;

          a. alter or change the rights, preferences or privileges of the shares of the Series F Convertible Preferred Stock or any other securities so as to affect adversely the Series F Convertible Preferred Stock;

          b. create any new class of stock having a preference over, or being on a parity with, the Series F Convertible Preferred Stock with respect to distributions pursuant to Section 4 above; or

          c. do any act or thing which would result in taxation of the holders of shares of the Series F Convertible Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereinafter from time to time amended).

Section 8. STATUS OF CONVERTED OR REACQUIRED STOCK. In case any shares of Series F Convertible Preferred Stock shall be converted pursuant to Section 1 hereof, the shares so converted shall cease to be a part of the authorized capital stock of the Corporation.

Section 9.     REDEMPTION BY CORPORATION.

          a.   At the time of receipt of a notice of conversion pursuant to
Section 1, if the applicable Conversion Price would be less than the Fixed Conversion Price, the Corporation shall have the right, in its sole discretion, to redeem in whole or in part any Series F Convertible Preferred Stock submitted for conversion, immediately prior to and in lieu of conversion.

               (i) The redemption price per share of Series F Preferred Stock under this Section 6.a. shall be calculated in accordance with the following formula ("Redemption Rate"):

[(.08)(N/365)(Original Issue Price)]+[Original Issue Price x 5 Day Average
Price]
------------------------------------------------------------------------------
                              Conversion Price
where,

     "N," "Date of Conversion," and "Conversion Price" shall have the same meanings as defined in Section 1, and "5 Day Average Price" means the average closing bid price of the Corporation's Common Stock, as reported by the New York Stock Exchange, for the five (5) consecutive trading days preceding the Date of Conversion.

               (ii) The Corporation shall effect each such redemption by giving notice of its election to redeem, by facsimile, by 5:00 p.m. New York City time, within one (1) business day following the receipt of a notice of conversion from a holder by telecopier, and the Corporation shall provide a copy of such redemption notice by overnight or two (2) day courier and facsimile, to (A) the holder of the Series F Preferred Stock submitted for conversion at the address and facsimile number of such holder appearing in the Corporation's register for the Series F Convertible Preferred Stock and (B) the Corporation's transfer agent. Such redemption notice shall indicate whether the Corporation will redeem all or part of the Series F Preferred Stock submitted for conversion and the applicable redemption price. The Corporation shall pay the applicable redemption price in full within five (5) business days of the Corporation's notice of its election to redeem.

          b. The Corporation shall not be entitled to send any redemption notice and begin the redemption procedure under Section 8 unless it has:

               (i) the full amount of the redemption price in cash, available in a demand or other immediately available account in a bank or similar financial institution; or

               (ii) immediately available credit facilities, in the full amount of the redemption price with a bank or similar financial institution; or

               (iii) an agreement with a standby underwriter willing to purchase from the Corporation a sufficient number of shares of stock to provide proceeds necessary to redeem any stock that is not converted prior to redemption; or

               (iv) a combination of the sources of funds set forth in
(i), (ii) and (iii) above, aggregating the full amount of the redemption price.

          c. Each holder of Series F Convertible Preferred Stock shall have the right to demand, by written notice to the Corporation, that the Corporation provide advance notice as to whether it intends to redeem such holder's Series F Convertible Preferred Stock following receipt of a notice of conversion and, if so, how many shares of Series F Convertible Preferred Stock it intends to redeem. The Corporation shall respond in writing to any such demand within one (1) business day of receipt.

Section 10. DIVIDEND PROVISIONS. The holders of shares of the Series F Convertible Preferred Stock are not entitled to receive any dividends.

Section 11. NOTICES. Any notice required to be given to holders of shares of
Series F Convertible Preferred Stock shall be deemed given upon deposit in the United States mail, postage prepaid, addressed to such holder of record at his address appearing on the books of the Corporation, or upon personal delivery at the aforementioned address."

     THIRD:   Such Amendment was duly adopted by the Board of Directors of the Corporation on the 13th day of September, 1996.

     IN TESTIMONY WHEREOF, the undersigned Corporation has caused these Articles of Amendment to the Articles of Incorporation to be signed by a duly authorized officer and duly attested by another such officer, to be hereunto affixed this 24th day of September, 1996.

                              RETIREMENT CARE ASSOCIATES, INC.


                              By: /s/ Chris Brogdon
                                   Chris Brogdon, President
ATTEST:

/s/ Edward E. Lane
Edward E. Lane, Secretary

                    CERTIFICATE OF CORRECTION
                                OF
                 RETIREMENT CARE ASSOCIATES, INC.

     Pursuant to the Colorado Business Corporation Act, the undersigned hereby executes the following Certificate of Correction:

FIRST:

The exact name of the Corporation is RETIREMENT CARE ASSOCIATES, INC. organized under the laws of the State of Colorado.

SECOND:

The Articles of Amendment to the Articles of Incorporation (Series F Convertible Preferred Stock) are being corrected. A copy of such Articles of Amendment are attached to this document.

THIRD:

The referenced Articles of Amendment to the Articles of Incorporation were filed on September 25, 1996.

FOURTH:

Statement of incorrect information:

Section 1.     CONVERSION RIGHTS.

          a.   RIGHT TO CONVERT.  Each share of Series F Convertible
Preferred Stock may be converted at the option of the holder thereof at the times set forth herein, and without the payment of any additional consideration thereof, into the number of fully paid, nonassessable shares of common stock $.0001 par value, of the Corporation (the "Common Stock") determined by dividing $10.00 (as adjusted for stock splits, stock dividends, combinations and similar recapitalizations affecting the Series F Convertible Preferred Stock, the "Original Issue Price") by the Conversion Price, determined as follows: the Conversion Price shall be the lesser of (a) 110% of the average closing bid price of the Corporation's Common Stock as reported by the New York Stock Exchange for the five (5) consecutive trading days immediately prior to the date (the "Original Issuance Date") on which shares of Series F Convertible Preferred Stock were first issued (the "Fixed Conversion Price") or (b) 85% of the average closing bid price, as so reported, for the five (5) consecutive trading days immediately prior to the Date of Conversion, as defined below in Section 1(c) (the "Formula Conversion Price").

FIFTH:

Statement of corrected information:

Section 1.     CONVERSION RIGHTS.

          a.   RIGHT TO CONVERT.  Each share of Series F Convertible
Preferred Stock may be converted at the option of the holder thereof at the times set forth herein, and without the payment of any additional consideration thereof, into the number of fully paid, nonassessable shares of common stock $.0001 par value, of the Corporation (the "Common Stock") determined by dividing $10.00 (as adjusted for stock splits, stock dividends, combinations and similar recapitalizations affecting the Series F Convertible Preferred Stock, the "Original Issue Price") by the Conversion Price, determined as follows: the Conversion Price shall be the lesser of (a) 110% of the average closing bid price of the Corporation's Common Stock as reported by the New York Stock Exchange for the five (5) consecutive trading days immediately prior to the date (the "Original Issuance Date") on which shares of Series F Convertible Preferred Stock were first issued or 110% of the average closing bid price of the Corporation's Common Stock as reported by the New York Stock Exchange for the twenty (20) consecutive trading days commencing on September 30, 1996, whichever is lower (the "Fixed Conversion Price") or (b) 85% of the average closing bid price, as so reported, for the five (5) consecutive trading days immediately prior to the Date of Conversion, as defined below in Section 1(c) (the "Formula Conversion Price").

                              RETIREMENT CARE ASSOCIATES, INC.


                              By: /s/ Chris Brogdon
                                   Chris Brogdon, President
ATTEST:


/s/ Edward E. Lane
Edward E. Lane, Secretary

                    CERTIFICATE OF CORRECTION
                                OF
                 RETIREMENT CARE ASSOCIATES, INC.


Pursuant to the Colorado Business Corporation Act, the undersigned hereby executes the following Certificate of Correction:

FIRST:

The exact name of the corporation is RETIREMENT CARE ASSOCIATES, INC. organized under the laws of the State of Colorado.

SECOND: The Articles of Amendment to the Articles of Incorporation (Series F Convertible Preferred Stock) are being corrected. A copy of such Articles of Amendment are attached to this document.

THIRD: The referenced Articles of Amendment to the Articles of Incorporation were filed on September 25, 1996.

FOURTH:   Statement of incorrect information:

Section 7. PROTECTIVE PROVISIONS. So long as shares of Series F Convertible Preferred Stock are outstanding, the Corporation shall not take any action that would impair the rights of the holders of the Series F Convertible Preferred Stock set forth herein and shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series F Convertible Preferred Stock;

FIFTH:

Statement of corrected information:

Section 7. PROTECTIVE PROVISIONS. So long as shares of Series F Convertible Preferred Stock are outstanding, the Corporation shall not take any action that would impair the rights of the holders of the Series F Convertible Preferred Stock set forth herein and shall not without first obtaining the approval (by vote or written consent, as provided by law) of all of the holders of the then outstanding shares of Series F Convertible Preferred Stock;

                              RETIREMENT CARE ASSOCIATES, INC.


ATTEST:                       By: /s/ Chris Brogdon
                                   Chris Brogdon, President
/s/ Edward E. Lane
Edward E. Lane, Secretary